Exhibit 99.2

Media Release

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 847.753.7678
janice.mcdill@grubb-ellis.com
Grubb & Ellis Realty Advisors, Inc.
Completes Initial Public Offering
Includes Exercise of Over-Allotment Option in Full
NORTHBROOK, Ill., (March 3, 2006) – Grubb & Ellis Realty Advisors, Inc. (AMEX: GAV) announced today that it has closed its initial public offering of an aggregate of 23,958,334 units, which represents the Company’s base offering of 20,833,334 units plus the full exercise of the entire over-allotment option by the underwriters for an additional 3,125,000 units. Each unit was offered and sold at a price of $6.00 per unit, generating gross proceeds to the Company of $143,750,004. Each unit consists of one share of common stock and two warrants.
     Grubb & Ellis Realty Advisors, Inc. is a “blank check company” recently formed by Grubb & Ellis Company (OTC: GBEL) for the purpose of acquiring, through a purchase, asset acquisition or other business combination, commercial real estate properties and/or assets. Deutsche Bank Securities Inc. acted as lead manager and sole book runner for the initial public offering. A registration statement related to these securities was filed with the Securities and Exchange Commission and declared effective by the SEC on Feb. 27, 2006. The offering is being made only by means of a prospectus, copies of which may be obtained by writing to the Deutsche Bank Prospectus Department, 1251 Avenue of the Americas, 25th Floor, New York, N.Y. 10020.
     This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
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